Exhibit 7

CONSOLIDATED STATEMENT OF CASH FLOWS	Citigroup Inc. and Subsidiaries

	Years ended December 31,
In millions of dollars	2023	2022	2021
Cash flows from operating activities of continuing operations
Net income before attribution of noncontrolling interests	$9,381	$14,934	$22,025
Net income attributable to noncontrolling interests	153	89	73
Citigroup’s net income	$9,228	$14,845	$21,952
Income (loss) from discontinued operations, net of taxes	(1)	(231)	7
Income from continuing operations—excluding noncontrolling interests	$9,229	$15,076	$21,945
Adjustments to reconcile net income to net cash provided by (used in) operating activities of continuing operations
Net loss (gain) on sale of significant disposals(1)	(1,462)	(762)	700
Depreciation and amortization	4,560	4,262	3,964
Deferred income taxes	(2,416)	(1,141)	1,413
Provisions for credit losses and for benefits and claims	9,186	5,239	(3,778)
Realized gains from sales of investments	(188)	(67)	(665)
Impairment losses on investments and other assets	323	499	206
Goodwill impairment	—	535	—
Change in trading account assets	(77,838)	(2,273)	43,059
Change in trading account liabilities	(15,302)	9,118	(6,498)
Change in brokerage receivables net of brokerage payables	(5,402)	7,936	1,412
Change in loans held-for-sale (HFS)	1,929	4,421	(3,809)
Change in other assets	(6,361)	(4,992)	(2,139)
Change in other liabilities(2)	3,587	5,343	6,839
Other, net	6,739	(18,125)	(15,559)
Total adjustments	$(82,645)	$9,993	$25,145
Net cash provided by (used in) operating activities of continuing operations	$(73,416)	$25,069	$47,090
Cash flows from investing activities of continuing operations
Change in securities borrowed and purchased under agreements to resell	$19,701	$(38,113)	$(32,576)
Change in loans	(44,525)	(16,591)	(1,173)
Proceeds from sales and securitizations of loans	4,801	4,709	2,918
Net payment due to transfer of net liabilities associated with divestitures(1)	(1,393)	5,741	—
Available-for-sale (AFS) debt securities
Purchases of investments	(235,139)	(218,747)	(205,980)
Proceeds from sales of investments	41,886	79,687	125,895
Proceeds from maturities of investments	200,437	140,934	120,936
Held-to-maturity (HTM) debt securities
Purchases of investments	(1,373)	(42,903)	(136,450)
Proceeds from maturities of investments	12,838	12,188	21,164
Capital expenditures on premises and equipment and capitalized software	(6,583)	(5,632)	(4,119)
Proceeds from sales of premises and equipment and repossessed assets	56	63	190
Other, net	835	(791)	(1,551)
Net cash used in investing activities of continuing operations	$(8,459)	$(79,455)	$(110,746)
Cash flows from financing activities of continuing operations
Dividends paid	$(5,212)	$(5,003)	$(5,198)
Issuance of preferred stock	2,739	—	3,300
Redemption of preferred stock	(4,145)	—	(3,785)
Treasury stock acquired	(1,977)	(3,250)	(7,601)
Stock tendered for payment of withholding taxes	(329)	(344)	(337)

150

CONSOLIDATED STATEMENT OF CASH FLOWS	Citigroup Inc. and Subsidiaries
(Continued)

	Years ended December 31,
In millions of dollars	2023	2022	2021
Change in securities loaned and sold under agreements to repurchase	$75,663	$11,159	$(8,240)
Issuance of long-term debt	65,819	104,748	70,658
Payments and redemptions of long-term debt	(64,959)	(57,085)	(74,950)
Change in deposits	(57,273)	68,415	44,966
Change in short-term borrowings	(9,639)	19,123	(1,541)
Net cash provided by financing activities of continuing operations	$687	$137,763	$17,272
Effect of exchange rate changes on cash, due from banks and deposits with banks	$95	$(3,385)	$(1,198)
Change in cash, due from banks and deposits with banks	(81,093)	79,992	(47,582)
Cash, due from banks and deposits with banks at beginning of year	342,025	262,033	309,615
Cash, due from banks and deposits with banks at end of year	$260,932	$342,025	$262,033
Cash and due from banks (including segregated cash and other deposits)	$27,342	$30,577	$27,515
Deposits with banks, net of allowance	233,590	311,448	234,518
Cash, due from banks and deposits with banks at end of year	$260,932	$342,025	$262,033
Supplemental disclosure of cash flow information for continuing operations
Cash paid during the year for income taxes	$5,727	$3,733	$4,028
Cash paid during the year for interest	72,989	22,615	7,143
Non-cash investing activities(1)(3)(4)
Transfer of investment securities from HTM to AFS	$3,324	$—	$—
Transfer of investment securities from AFS to HTM	—	21,688	—
Decrease in net loans associated with divestitures reclassified to HFS	—	16,956	9,945
Decrease in goodwill associated with divestitures reclassified to HFS	—	876	—
Transfers to loans HFS (Other assets) from loans HFI	7,866	5,582	7,414
Transfers from loans HFS (Other assets) to loans HFI	322	—	—
Non-cash financing activities(1)(4)
Decrease in long-term debt associated with divestitures reclassified to HFS	$—	$—	$479
Decrease in deposits associated with divestitures reclassified to HFS	—	19,691	8,407

(1)	See Note 2.
(2)	Includes balances related to the FDIC special assessment and restructuring charges. See Notes 9 and 30.
(3)

In January 2023, Citi adopted ASU 2022-01. Upon adoption, Citi transferred $3.3 billion of mortgage-backed securities from HTM classification to AFS classification as allowed under the ASU. At the time of transfer, the securities were in an unrealized gain position of $0.1 billion, which was recorded in AOCI upon transfer.

(4)

Operating and finance lease right-of-use assets and lease liabilities represent non-cash investing and financing activities, respectively, and are not included in the non-cash investing activities presented here. See Note 29 for more information and balances as of December 31, 2023 and 2022.

The Notes to the Consolidated Financial Statements are an integral part of these Consolidated Financial Statements.

151